Exhibit 3.2

*090201*
ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520	Filed in the office of	Document Number
(775) 684-5708	/s/ Ross Miller	20120803181-76
Website: www.nvsos.gov		Filing Date and Time
	Ross Miller	11/29/2012 8:45 AM
	Secretary of State	Entity Number
Certificate of Amendment	State of Nevada	C28190-1999
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
Laserlock Technologies, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)
Article III, Section 1 and Article IV of the corporation’s Amended and Restated Articles of Incorporation have been amended and restated to read as set forth on Exhibit A attached hereto.

3. The vote by  which  the   stockholders   holding   shares   in  the corporation  entitling  them  to exercise a least a majority of the voting  power, or  such   greater  proportion of  the voting power  as  may  be  required  in  the  case of  a  vote by classes  or  series,  or   as   may  be   required  by

the provisions of the articles of incorporation* have voted in favor of the amendment Is:	See Exhibit A attached hereto

4. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)
5. Signature (required)
/s/ Norman A. Gardner
Signature of Officer Norman A. Gardner, CEO

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of  the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit After Revised 3-6-09
[ILLEGIBLE]

Exhibit A
to
Certificate of Amendment to
Amended and Restated Articles of Incorporation
of Laserlock Technologies, Inc.
(Pursuant to NRS 78.385 and 78,390)

2.          The text of Article III, Section 1 of the Amended and Restated Articles of Incorporation is amended and restated to read in its entirety as follows:

“Section 1. Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is Five Hundred Million (500,000,000), consisting of two classes to be designated, respectively, “Common Stock” and “Preferred Stock”, with all of such shares having a par value of $0.001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is Four Hundred Twenty-Five Million (425,000,000). The total number of shares of Preferred Stock that the Corporation shall have authority to issue is Seventy Five Million (75,000,000). The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors of the Corporation pursuant to Section 3 of this Article III.”

The text of Article IV of the Amended and Restated Articles of Incorporation is amended and restated to read in its entirety as follows:

“[INTENTIONALLY OMITTED]”

3.          The amendment to Article III, Section 1 of the Amended and Restated Articles of Incorporation was approved by a vote of 95,967,749 votes for and 2,295,439 votes against.

             The amendment to Article IV of the Amended and Restated Articles of Incorporation was approved by a vote of 84,195,460 votes for and 1,970,266 votes against.

1